Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

ENTEROMEDICS STRENGTHENS FINANCIAL POSITION WITH $20 MILLION DEBT

AGREEMENT AND $5.0 MILLION EQUITY OFFERING

ST. PAUL, Minn., April 17, 2012 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that it has closed on a growth capital term loan for $20 million, amending its existing debt agreement with Silicon Valley Bank, and entered into a purchase agreement for a $5 million equity offering.

The new growth capital loan is structured such that $10 million will be funded immediately, a portion of which will be used to repay in full the Company’s outstanding debt of approximately $4.7 million. An additional $10 million will become available assuming the Company meets the primary endpoints of the ReCharge Study as well as certain financial objectives for 2012. Proceeds from the loan will supplement the Company’s cash, cash equivalents and short-term investments, which totaled $29.7 million as of December 31, 2011. The loan facility is structured with an interest-only period until March 2013, followed by a 30-month amortization period.

The Company also entered into a definitive agreement with a current significant stockholder of the Company, to sell 2,271,705 shares of the Company’s common stock in a registered direct equity offering, at a price of $2.22 per share, for gross proceeds of approximately $5,050,000, before deducting placement agent fees and estimated offering expenses. Craig-Hallum Capital Group LLC acted as the sole placement agent for the offering. The offering is expected to close on or about April 20, 2012, subject to satisfaction of customary closing conditions.

The Company intends to use the proceeds from the loan and the registered direct equity offering to fund its work toward regulatory approval of the Maestro Rechargeable System in the United States, for international commercialization efforts, for clinical and product development activities and for other working capital and general corporate purposes.

“Our current cash, combined with the additional resources added from these two transactions, solidifies our long range capital plan” said Senior Vice President and Chief Financial Officer Gregory S. Lea. “These contemporaneous financings, achieved with continued support from Silicon Valley Bank and the individual stockholder, allows the Company to reach well beyond its anticipated submission of the Food and Drug Administration Premarket Approval application for the Maestro Rechargeable system in obesity, following positive data from the ReCharge Study pivotal trial.”

A shelf registration statement (file no. 333-166011) relating to the securities described above was declared effective by the Securities and Exchange Commission on May 6, 2010. These securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from Craig Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 15, 2012. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.